CNOVA N.V.

SHAREHOLDERS’ CIRCULAR

relating to items 2 through 11 of the agenda for the extraordinary general meeting of shareholders of Cnova N.V., to be held on October 27, 2016, at 14:00 CET, at Hilton Amsterdam Airport Schiphol Hotel located at Schiphol Boulevard 701, 1118BN, Schiphol Airport, the Netherlands

1.	DEFINITIONS

Unless the context requires otherwise, the following terms and expressions used in this Circular shall have the following meanings (with terms and expressions defined in the singular having a corresponding meaning when used in the plural and vice versa):

Agenda	The agenda for the EGM.

Articles of Association	The articles of association (statuten) of the Company.

Board	The board of directors (bestuur) of the Company.

Casino	Casino, Guichard-Perrachon S.A., a company under the laws of France.

Circular	This shareholders’ circular.

Chapter	A chapter of this circular.

Cnova Brazil	Cnova Comércio Eletrônico S.A., a company under the laws of Brazil, enrolled with the CNPJ/MF under number 07.170.938/0001-07.

Cnova Brazil Distribution Shares
Such number of shares in the capital of Cnova Brazil, the equity value of which will be equal to the equity value of the shareholding that VV BV holds in the Company, as calculated in accordance with the provisions of the Reorganization Agreement.

Cnova Brazil Merger
The merger between Cnova Brazil, as surviving company, and VV Part, as disappearing company, as further described in the section entitled “The Transactions—Implementation of the Transactions” of the Disclosure Document.

Company	Cnova N.V., a public limited liability company (naamloze vennootschap), having its corporate seat at Amsterdam (address: 1118 BH Schiphol, Schiphol Boulevard 273, trade register number: 60776676).

Convocation Date	The date of convening of the EGM.

DCC	The Dutch Civil Code (Burgerlijk Wetboek).

Deed of Amendment I
The draft deed of amendment to the Articles of Association drawn up by NautaDutilh N.V. and bearing the reference 82040925 M 19199858 (unofficial translation bearing the reference 82040925 M 19192022), copies of which were published on the Website and made available at the offices of the Company on the Convocation Date.

Deed of Amendment II
The draft deed of amendment to the Articles of Association drawn up by NautaDutilh N.V. and bearing the reference 82040925 M 19475497 (unofficial translation bearing the reference 82040925 M 19475435), copies of which were published on the Website and made available at the offices of the Company on the Convocation Date.

Disclosure Document
The Supplemental Information Statement included as Exhibit (a)(2) to the Transaction Statement filed under Section 13(e) of the U.S. Securities Exchange Act of 1934, as amended, in relation to the Transactions, a preliminary copy of which is made available on the Website on the Convocation Date, and which is considered an integral part of this Circular.

EGM
The extraordinary general meeting of shareholders of the Company to be held on October 27, 2016, at 14:00 CET, at Hilton Amsterdam Airport Schiphol Hotel located at Schiphol Boulevard 701, 1118BN, Schiphol Airport, the Netherlands.

First Amendment	Has the meaning ascribed thereto in Chapter 4.5.

Form 20-F	The Company’s annual report filed with the U.S. Securities and Exchange Commission on Form 20-F for the financial year 2015.

French Shareholders	French beneficial owners holding ordinary shares in the capital of the Company through a bank, broker or other nominee through Euroclear France.

General Meeting	The general meeting of shareholders of the Company.

Meeting Rights
With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company’s cooperation, including the right to attend and address a General Meeting.

Ordinary Shares	Ordinary shares in the capital of the Company, having a nominal value of EUR 0.05 each.

Others with Meeting Rights	Parties with Meeting Rights other than holders of Ordinary Shares and/or Special Voting Shares.

Record Date	The record date for the EGM, being September 29, 2016.

Reorganization	Has the meaning ascribed in Chapter 4.3.

Reorganization Agreement	Has the meaning ascribed thereto in the Disclosure Document.

Restitution of Equity	Has the meaning ascribed thereto in Chapter 4.8.

Second Amendment	Has the meaning ascribed thereto in Chapter 4.10.

Shareholders	Means the holders of Shares, to the extent applicable including the US Shareholders and the French Shareholders.

Shares	Ordinary Shares and Special Voting Shares.

Special Distribution Reserve	Has the meaning ascribed thereto in Chapter 4.5.

Special Distribution Shares	Has the meaning ascribed thereto in Chapter 4.5.

Special Voting Shares	Special voting shares in the capital of the Company, having a nominal value of EUR 0.05 each.

Tender Offers
Casino’s offer(s) to acquire all of the publicly held outstanding Ordinary Shares as further described in the section entitled “The Transactions—Implementation of the Transactions” of the Disclosure Document.

Transactions	the Reorganization and the Tender Offers.

US Shareholders	U.S. beneficial owners holding ordinary shares in the capital of the Company through a bank, broker or other nominee.

Via Varejo	Via Varejo S.A., a company under the laws of Brazil.

Voting Depository	Stichting Cnova Special Voting Shares, a foundation under the laws of the Netherlands.

VV BV
Via Varejo Netherlands Holding B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam (address: 1118 BH Schiphol Airport, Schiphol Boulevard 231, trade register number: 66469198).

VV Part	VV Part Participações S.A., a non-operational holding, wholly-owned subsidiary of the Company’s (indirect) shareholder Via Varejo.

Website	The Company’s website, www.cnova.com
2.	INTRODUCTION

This Circular has been prepared by the Board with the purpose to inform the Shareholders and Others with Meeting Rights of the Reorganization, in view of the upcoming EGM, at which - in addition to Agenda item 2 - certain resolutions related to the Reorganization, shall be submitted for adoption by the General Meeting.

In order to obtain a full understanding of the Reorganization and the related Agenda items, the Board urges the Shareholders and Others with Meeting Rights to read the Disclosure Document before reading the remainder of this Circular. The Disclosure Document is a preliminary copy of the Supplemental Information Statement filed by the Company with the U.S. Securities and Exchange Commission, and remains subject to completion and amendment. You should review the final version of the Disclosure Document, which will be filed with the U.S. Securities and Exchange Commission and made available by the Company on the Website, when it is available.

3.	RECOMMENDATION OF THE BOARD

In connection with the Transactions, the Board has formed a transaction committee (the “Transaction Committee”) composed of Board members unaffiliated with Casino or Via Varejo. The Board, represented for this purpose by the Transaction Committee, after having duly considered the relevant strategic, economic and financial aspects of the Transactions and the strategic alternatives to the Transactions, has determined that the Transactions are in the best interest of the Company, taking into account the interests of all of its stakeholders, as further described in the section entitled “Special Factors—Positions of the Filing Parties as to the Fairness of the Transactions—Recommendation of the Cnova Transaction Committee; Fairness of the Transactions”, of the Disclosure Document. The Board, represented for this purpose by the Transaction Committee, unanimously supports the Transactions and, in order to enable the Company to perform the Transactions, asks the Shareholders and others entitled to vote the Ordinary Shares and/or Special Voting Shares as at the Record Date, to vote in favor of the proposals made in respect of the Reorganization under Agenda items 3 through 11. Unless expressly indicated otherwise, all Agenda items may be adopted by simple majority of the votes cast.

To avoid misunderstandings, the EGM is not voting on the Tender Offers. A subsequent General Meeting shall be convened for purposes of the Tender Offers in due course.

4.	EGM PROPOSALS
4.1	AGENDA

At the EGM, the Shareholders and others entitled to vote the Shares as at the Record Date are requested to vote in favor of the Agenda items related to the Reorganization, being items 3 through 11, as well as Agenda item 2, which is unrelated to the Reorganization.

The Agenda will be as follows:

1.	Opening of the EGM
2.	Reduction of the Company’s issued share capital through cancellation of Special Voting Shares (voting item)
3.	Approval pursuant to section 2:107a DCC and article 15.11 of the Articles of Association in relation to the Reorganization (voting item)
4.	Subject to Mr. Estermann’s resignation becoming effective, release from liability of Mr. Estermann with respect to the performance of his duties (voting item)
5.	First Amendment (voting item)
6.	Designation of each member of the Board and each (candidate) civil law notary and lawyer at NautaDutilh N.V. to implement the First Amendment (voting item)
7.	Reallocation of reserves (voting item)
8.	Distribution from the Special Distribution Reserve (voting item)
9.	Reduction of the Company’s issued share capital through cancellation of all Special Distribution Shares (voting item)
10.	Second Amendment (voting item)
11.	Designation of each member of the Board and each (candidate) civil law notary and lawyer at NautaDutilh N.V. to implement the Second Amendment (voting item)
12.	Questions
13.	Closing

4.2	EXPLANATION TO AGENDA ITEM 2.

With effect from July 14, 2016, the management board of the Voting Depository cancelled 384,057 special voting depository receipts previously held by Camberra Participações Netherlands Holding B.V. due to the fact that such entity was no longer qualified to hold such special voting depository receipts under the terms and conditions established by the Voting Depository. With effect from such cancellation, the Voting Depository transferred to the Company for no consideration 384,057 Special Voting Shares, bearing the numbers 405,727,915 up to and including 406,111,971 (the “Repurchased Special Voting Shares”).

Pursuant to Dutch law and article 11 of the Articles of Association, the General Meeting is authorized to resolve to reduce the Company’s issued share capital by cancelling shares held by the Company in its own share capital.

The Board now proposes to cancel the Repurchased Special Voting Shares, since it does not anticipate any issue of special voting depository receipts to any party in the foreseeable future and therefore does not see any purpose in keeping the Repurchased Special Voting Shares in treasury.

The capital reduction proposed under this Agenda item 2 will thus enable the Company to improve its capital structure, and shall take place with due observance of the requirements set forth in section 2:100 DCC or that otherwise follow from Dutch law, which include observing the creditor opposition period specified in the aforementioned provisions.

The Board, as well as any individual member of the Board, shall be authorized to implement the capital reduction proposed under this Agenda item 2 by means of a statement to that effect.

The resolution of the General Meeting to cancel the Repurchased Special Voting Shares described above shall require a two-thirds majority vote if less than half of the Company’s issued share capital is present or represented at the EGM.

Proposed resolution

In accordance with and further to the Circular, to cancel the 384,057 Special Voting Shares that the Company acquired from the Voting Depository on July 14, 2016 for no consideration.

4.3	EXPLANATION TO AGENDA ITEM 3.

The Company wishes to enter into the series of transactions described in the sections entitled “The Transactions—Overview of the Transactions” and “The Transaction Agreements—The Reorganization Agreement” of the Disclosure Document (the “Reorganization”). As further explained in the Disclosure Document, the general purpose of the Reorganization is to combine the businesses of the Company’s (indirect) shareholder Via Varejo and the Company’s subsidiary Cnova Brazil, following which Via Varejo shall cease to be a(n indirect) shareholder of the Company.

Under section 2:107a DCC and article 15.11 of the Articles of Association, the approval of the General Meeting is required for resolutions of the Board concerning a material change to the identity or character of the Company or the business, including in any event the situations described in the aforesaid provisions.

In view of the aforesaid provisions and taking into account the recommendation by the Board set out in Chapter 3, the Board proposes that the General Meeting approves the Reorganization. This approval, if given, shall grant the Board and the Company all requisite authorizations to perform and effect the Reorganization. However, if approved, the ability of the Board to effect the Reorganization remains subject to the General Meeting also having adopted the resolutions proposed under Agenda items 5 through 11. Conversely, the Board shall not put the resolutions proposed under Agenda items 5 through 11 to a vote at the EGM unless the proposed resolution under this Agenda item 3 is adopted by the General Meeting.

Under the terms and conditions adopted by it and with effect from the Cnova Brazil Merger becoming effective, the Voting Depository shall be required to cancel all special voting depository receipts that VV BV holds in respect of Special Voting Shares, since VV BV - as from that moment - will no longer meet the requirements for holding such special voting depository receipts. Following such cancellation, the Voting Depository shall be required to transfer to the Company for no consideration, the Special Voting Shares to which the special voting depository receipts of VV BV were stapled prior to such cancellation.

Proposed resolution

In accordance with and further to the Circular and with a view to section 2:107a DCC and article 15.11 of the Articles of Association, to approve the Reorganization.

4.4	EXPLANATION TO AGENDA ITEM 4.

Mr. Peter Estermann is expected to resign upon completion of the Reorganization. Consequently, it is now proposed to the General Meeting to release Mr. Estermann from liability with respect to the performance of his duties to the extent that they were performed prior to the EGM, subject to his resignation becoming effective.

In principle, this proposed release from liability only extends to matters that have been disclosed to the General Meeting (whether or not in Form 20-F).

Proposed resolutions

In accordance with and further to the Circular, to release Mr. Peter Estermann from liability with respect to the performance of his duties to the extent that they were performed prior to the EGM, subject to his resignation becoming effective.

4.5	EXPLANATION TO AGENDA ITEM 5.

In connection with the Reorganization, it is proposed that the Articles of Association shall be amended in conformity with the Deed of Amendment I (“First Amendment”) after completion of the Cnova Brazil Merger in accordance with applicable laws.

The purpose of the First Amendment is, among other things, to:

(i)	convert the 96,790,798 Ordinary Shares that VV BV holds in the capital of the Company into shares of a separate class (“Special Distribution Shares”), each with a nominal value of EUR 0.05 and having the rights set forth in the Deed of Amendment I and that otherwise follow from Dutch law, including the right to receive the Restitution of Equity pursuant to the resolution proposed under Agenda item 8;
(ii)	create a share premium reserve exclusively attached to the Special Distribution Shares (the “Special Distribution Reserve”) for the purpose of making the Restitution of Equity, to which the General Meeting shall be authorized to allocate the amount proposed to be allocated by the Board under Agenda item 7, from the general share premium reserve of the Company;
(iii)	create a statutory basis for the General Meeting, subject to a proposal of the Board to that effect, to resolve on the Restitution of Equity in accordance with the resolution proposed under Agenda item 8.

The Special Distribution Shares will not carry entitlement to distributions other than the Restitution of Equity proposed under Agenda item 8. In addition, a preferred dividend accrues on the Special Distribution Shares, of an amount equal to one percent (1%) of the aggregate nominal value of the

Special Distribution Shares that are issued and outstanding. However, in the event that any Special Distribution Shares would be outstanding at the end of the financial year, such amount will not be distributed to VV BV as holder of the Special Distribution Shares, but will be added to a special dividend reserve exclusively attached to the Special Distribution Shares, which reserve shall be cancelled upon cancellation of the Special Distribution Shares pursuant to Agenda item 9. VV BV has waived any entitlement it may have in respect of the distribution of any (reserved) preferred dividend that may accrue on the Special Distribution Shares.

For further details on the First Amendment, reference is made to the draft Deed of Amendment I and the explanatory tryptic related to the Deed of Amendment I, as published on the Website on the Convocation Date.

Proposed resolution

In accordance with and further to the Circular, to amend the Articles of Association in accordance with the draft Deed of Amendment I.

4.6	EXPLANATION TO AGENDA ITEM 6.

The Board proposes to designate each member of the Board and each (candidate) civil law notary and lawyer at NautaDutilh N.V. to execute the Deed of Amendment I following the completion of the Cnova Brazil Merger in accordance with applicable laws.

Proposed resolution

In accordance with and further to the Circular, to designate each member of the Board and each (candidate) civil law notary and lawyer at NautaDutilh N.V. to execute the Deed of Amendment I.

4.7	EXPLANATION TO AGENDA ITEM 7.

In connection with the Reorganization, the Board proposes to the General Meeting to resolve, subject to (i) completion of the Cnova Brazil Merger in accordance with applicable laws and (ii) the execution of the Deed of Amendment I, to reallocate share premium from the Company’s general share premium reserve to the Special Distribution Reserve effective as of the execution of the Deed of Amendment I or such later date and time as determined by the Board.

The amount that the Board shall allocate from the general share premium reserve of the Company to the Special Distribution Reserve pursuant to this Agenda item 7 shall be an amount equal to the value of the Cnova Brazil Distribution Shares as included in the books of the Company as at the date the Restitution of Equity is effectuated.

Proposed resolution

In accordance with and further to the Circular, subject to (i) completion of the Cnova Brazil Merger in accordance with applicable laws and (ii) the execution of the Deed of Amendment I, to reallocate share premium from the Company’s general share premium reserve to the Special Distribution Reserve effective as of the execution of the Deed of Amendment I or such later date and time as determined by the Board.

4.8	EXPLANATION TO AGENDA ITEM 8.

In connection with the Reorganization, the Board proposes to the General Meeting to resolve, subject to (i) completion of the Cnova Brazil Merger in accordance with applicable laws and (ii) reallocation of the share premium proposed to be reallocated pursuant to Agenda item 7, to make a one-time restitution of equity in the form of a distribution from the Special Distribution Reserve to VV BV at a date to be determined by the Board, in accordance with article 26.6 of the Articles of Association as such article will read following the execution of the Deed of Amendment I (the “Restitution of Equity”).

It is proposed that the Restitution of Equity shall be made in the form of a distribution of the Cnova Brazil Distribution Shares, and will be accounted for in the books of the Company as a reduction of the Special Distribution Reserve, considering the value of such Cnova Brazil Distribution Shares as included in the books of the Company as at the date the Restitution of Equity is effectuated.

The Restitution of Equity pursuant to this Agenda item 8 shall be subject to the requirement of the Board to prepare an interim statement of assets and liabilities in accordance with section 2:105(4) DCC, evidencing that Company’s distributable reserves permit the Restitution of Equity. Such interim statement shall relate to a date no earlier than the first day of the third month prior to the date that the Restitution of Equity is announced.

After the distribution of the Cnova Brazil Distribution Shares, the remaining shares that the Company holds in Cnova Brazil will be repurchased by Cnova Brazil in accordance with the terms of the Reorganization Agreement, as further set out in the Disclosure Document.

Proposed resolution

In accordance with and further to the Circular, to make the Restitution of Equity subject to (i) completion of the Cnova Brazil Merger in accordance with applicable laws and (ii) reallocation of the share premium proposed to be reallocated pursuant to Agenda item 7.

4.9	EXPLANATION TO AGENDA ITEM 9.

In connection with the Reorganization, it is proposed that the Company shall acquire, following the distribution of the Cnova Brazil Distribution Shares pursuant to Agenda item 8, all of the issued and outstanding Special Distribution Shares in the capital of the Company, through a private deed to be entered into with VV BV, for no consideration. No authorization by the General Meeting as referred to in section 2:98(4) DCC is required in connection with such acquisition for no consideration.

Pursuant to Dutch law and article 11 of the Articles of Association, the General Meeting is authorized to resolve to reduce the Company’s issued share capital by cancelling shares held by the Company in its own share capital.

It is now proposed to resolve to (i) cancel all Special Distribution Shares once they have been acquired by the Company from VV BV and (ii) cancel all Special Voting Shares for which special voting depository receipts are held by VV BV (which special voting depository receipts shall be cancelled in connection with the Cnova Brazil Merger as described under Agenda item 3) once such Special Voting Shares have been acquired by the Company from the Voting Depository.

The capital reduction proposed under this Agenda item 9 will enable the Company to implement the Reorganization and more generally, improve its capital structure, and shall take place with due observance of the requirements set forth in section 2:100 DCC or that otherwise follow from Dutch law, which include observing the creditor opposition period specified in the aforementioned provisions.

The Board, as well as any individual member of the Board, shall be authorized to implement the capital reduction proposed under this Agenda item 9 by means of a statement to that effect.

The resolution of the General Meeting to cancel the Special Distribution Shares and Special Voting Shares as described above shall require a two-thirds majority vote if less than half of the Company’s issued share capital is present or represented at the EGM.

Proposed resolution

In accordance with and further to the Circular, to cancel (i) all Special Distribution Shares once they have been acquired by the Company from VV BV and (ii) all Special Voting Shares for which special voting depository receipts are held by VV BV (which special voting depository receipts shall be cancelled in connection with the Cnova Brazil Merger as described under Agenda item 3 of the Circular) once such Special Voting Shares have been acquired by the Company from the Voting Depository.

4.10	EXPLANATION TO AGENDA ITEM 10.

In connection with the Reorganization, it is proposed that the Articles of Association be amended in conformity with the Deed of Amendment II (“Second Amendment”). The Second Amendment shall be implemented after all Special Distribution Shares having been cancelled pursuant to Agenda item 9 (as evidenced by registration thereof in the Company’s shareholders’ register).

The purpose of the Second Amendment is to cancel all provisions of the Articles of Association related to the Special Distribution Shares, which will be adopted pursuant to the execution of the Deed of Amendment I, since such provisions will no longer serve any purpose following the cancellation of the Special Distribution Shares pursuant to Agenda item 9. Following the execution of the Deed of Amendment II, the Articles of Association will again read as they do on the Convocation Date.

For further details on the Second Amendment, reference is made to the draft Deed of Amendment II. Since the Deed of Amendment II merely purports to undo the changes implemented by the Deed of Amendment I, no explanatory tryptic is provided in connection with the Deed of Amendment II.

Proposed resolution

In accordance with and further to the Circular, to amend the Articles of Association in accordance with the draft Deed of Amendment II.

4.11	EXPLANATION TO AGENDA ITEM 11.

The Board proposes to designate each member of the Board and each (candidate) civil law notary and lawyer at NautaDutilh N.V. to execute the Deed of Amendment II after the Special Distribution Shares have been cancelled pursuant to Agenda item 9 (as evidenced by registration thereof in the Company’s shareholders’ register).

Proposed resolution

In accordance with and further to the Circular, to designate each member of the Board and each (candidate) civil law notary and lawyer at NautaDutilh N.V. to execute the Deed of Amendment II.

5.	RATIONALE OF THE REORGANIZATION

For a discussion of the rationale for the Reorganization and related information, see the sections entitled “Special Factors—Background of the Transactions” and “Special Factors—Purposes and Reasons for the Transactions” of the Disclosure Document.

6.	IMPORTANT INFORMATION

This Circular and the Disclosure Document contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements may generally be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,”

“predict,” “project,” “future,” “will,” “seek” and similar terms or phrases. Examples of forward-looking statements include, but are not limited to, statements made herein regarding the possibility, timing and other terms and conditions of the proposed Transactions. The forward-looking statements contained in this Circular and the Disclosure Document are based on the current expectations of the Company’s management, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements include, among others:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Reorganization Agreement;
•	the failure to obtain the required vote of the General Meeting to approve the Reorganization or the failure to satisfy any of the other closing conditions to the Reorganization, and any delay in connection with the foregoing;
•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the pendency of the Reorganization;
•	the effect of the announcement of the Reorganization on the ability of the Company to retain and hire key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally;
•	the outcome of any legal proceedings that may be instituted against the Company and others relating to the Reorganization Agreement;
•	changes in global, national, regional or local economic, business, competitive, market or regulatory conditions;

and other factors discussed under the heading “Risk Factors” in the Form 20-F and other documents filed with or furnished to the SEC. Any forward-looking statements made in this Circular and the Disclosure Document speak only as of the date hereof. Factors or events that could cause the Company’s actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for the Company to predict all of them. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

This Circular and the Disclosure Document are neither an offer to purchase nor a solicitation of an offer to sell securities. Investors are advised to read Casino’s tender offer statement in relation to the Tender Offers when it becomes available because it will contain important information.

The Tender Offers have not commenced and Casino’s agreement to commence the Tender Offers is conditioned on the completion of the Reorganization. If and when the Tender Offers are commenced (a) with respect to the U.S. offer, Casino will file a tender offer statement on Schedule TO with the SEC and the Company will timely file a solicitation/recommendation statement on Schedule 14D-9 with the SEC and (b) with respect to the French offer, Casino will file a draft tender offer memorandum (projet de note d’information) with the French Autorité des marchés financiers and the Company will timely file a draft memorandum in response (projet de note d’information en réponse), including the recommendation of the Board with respect to the French offer. Any tender offer document and any document containing a recommendation with respect to the offer statement (including any offer to purchase, any related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the Tender Offers. Those materials, as amended from time to time, will be made available to Shareholders at no expense to them on the Website.